Exhibit 10.1
Execution Version
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (this “Agreement”), entered into as of December 10, 2007, is made and entered into between Zix Corporation, a Texas corporation (the “Company”), and Richard D. Spurr (“Employee”).
     WHEREAS, Employee is currently employed by the Company;
     WHEREAS, Employee is willing to continue working for the Company on an “at-will” basis;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:
1. Definitions.
     A. Acquiring Person. An “Acquiring Person” shall mean any person (including any “person” as such term is used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act that, together with all Affiliates and Associates of such person, is the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act)) of 10% or more of the outstanding Common Stock. The term “Acquiring Person” shall not include the Company, any majority-owned subsidiary of the Company, any employee benefit plan of the Company or a majority-owned subsidiary of the Company, or any person to the extent such person is holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 10% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 10% or more of the outstanding Common Stock.
     B. Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act in effect on the date of this Agreement.
     C. Cause. “Cause” shall mean any of the following shall have occurred: (1) the intentional and continued failure by Employee to substantially perform Employee’s employment duties, such intentional action involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company’s Board of Directors (hereinafter, referred to as the “Board”) that specifically identifies the manner in which the Board of Directors believes Employee has not substantially performed Employee’s duties and that is not cured within five business days after notice thereof by the Company to Employee; (2) the intentional engaging by Employee in misconduct that is materially injurious to the Company; (3) the conviction of Employee or a plea of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony;

(4) the commission of acts by Employee of moral turpitude that are injurious to the Company; (5) a breach by Employee of the “confidentiality and invention” agreement between the Company and Employee; (6) a breach by Employee of Section 7 of this Agreement; or (7) a breach by Employee of the Company’s “Code of Ethics for Senior Officers,” as currently in effect or amended from time-to-time. For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “intentional” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.
     Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (1) reasonable written notice to Employee, setting forth the reasons for the Company’s intention to terminate for Cause; (2) an opportunity for Employee, together with his counsel, to be heard before the Board (or an authorized representative thereof); and (3) delivery to Employee of a written notice of termination from the Board (or its authorized representative) finding that, in the good faith opinion of the Board (or its authorized representative), Employee engaged in the conduct set forth above in clause (1) or (2) of the preceding paragraph or an event specified in clause (3), (4), (5), (6) or (7) of the preceding paragraph has occurred.
     D. Change in Control. A “Change in Control” of the Company shall have occurred if any of the following events shall occur during the term of Employee’s employment:
     (1) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, other than an Affiliate, and as a result of such merger, consolidation or reorganization, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation’s parent corporation possessing less than 51% of the voting power of the surviving or acquiring person or such person’s parent corporation;
     (2) The Company sells all or substantially all of its assets to any other corporation or other legal person, other than an Affiliate, and as a result of such sale, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation’s parent corporation possessing less than 51% of the voting power of the surviving or acquiring person or such person’s parent corporation (provided that this provision shall not apply to a registered public offering of securities of a subsidiary of the Company, which offering is not part of a transaction otherwise a part of or related to a Change in Control);
     (3) Any Acquiring Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which, when added to any securities already owned by such person, would represent in the aggregate 35% or more of the then outstanding securities of the Company which are entitled to vote to elect any class of directors;
     (4) If, at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof;
     (5) Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or
     (6) Such other events that cause a Change in Control of the Company, as determined by the Board in its sole discretion.
     E. Continuing Director. A “Continuing Director” shall mean a director of the Company who (1) is not an Acquiring Person or an Affiliate or Associate thereof, or a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (2) was either (a) a member of the Board on the date of this Agreement or (b) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board.
     F. Company. The “Company” shall mean Zix Corporation, a Texas corporation, or its successors-in-interest, as the context requires.
     G. Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     H. Good Reason. “Good Reason” shall mean (1) any material diminution in Employee’s title and duties, it being understood and agreed that if all or substantially all of the assets of the Company’s e-Prescribing line of business, the Company’s Email Encryption line of business, or any other material line of business is sold, leased, licensed, or otherwise transferred for value to a non-Affiliate, then Employee shall have “Good Reason” to resign employment pursuant to this clause (1); (2) the assignment of duties or position that would necessitate a change in the location of Employee’s home (presently in North Dallas, Texas); (3) the Company fails to maintain directors and officers liability insurance coverage, including coverage for the Employee, in an amount equal to at least $10,000,000; (4) Employee’s health becomes impaired to an extent that makes Employee’s continued performance of substantially all of the essential functions of his position, with reasonable accommodation, hazardous to Employee’s physical or mental health or Employee’s life; or (5) Employee becomes the subject of any medically determinable physical or mental impairment that is reasonably expected to prevent Employee from performing substantially all of the essential functions of his position, with reasonable accommodation, for at least six months; provided that, in the case of clause (4) and (5), Employee shall have furnished the Company with a written statement from a qualified doctor to the effects specified; and provided further that, at the Company’s request, Employee shall submit to an examination by a doctor selected by the

Company and such doctor shall have concurred in the conclusion of Employee’s doctor. To effect a resignation for Good Reason, the Employee shall deliver to the Company a notice within 120 days of the occurrence of an event specified in clause (1) and within 60 days of the occurrence of an event specified in clauses (2), (3), (4), or (5), in each case, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason resignation. Failure to deliver such notice within the specified time period shall constitute a waiver by Employee of Employee’s right to resign for Good Reason by virtue of the event in question.
2. Termination Without Cause Payment. If the Company terminates Employee’s employment other than for Cause, the Company shall pay to Employee an amount equal to 12 months of Employee’s base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Termination Without Cause Payment”), subject to receiving a release reasonably satisfactory to the Company relating to employment matters. The Company specifically acknowledges that if (i) a material portion of the Company’s e-Prescribing line of business, the Company’s Email Encryption line of business, or any other material line of business is sold, leased, licensed, or otherwise transferred for value (the “Transfer”) to a non-Affiliate (“Non-Affiliated Transferee”) and (ii) in connection with such Transfer (a) the Employee separates from employment with the Company and (b) accepts employment with the Non-Affiliated Transferee or one of its Affiliates, then the Company has terminated the Employee’s employment other than for Cause, regardless of whether or not the Employee’s separation from employment actually results from a termination of employment or resignation from employment.
     As an additional component of the Termination Without Cause Payment, the Company shall pay the premiums for COBRA continuation benefits under the applicable Company benefit plans, beginning the effective date of Employee’s separation from employment, until the earlier of (a) 12 months following the separation from employment or (b) the Employee obtains medical coverage under a new employer’s benefit plan. Employee shall not be entitled to more than one Termination Without Cause Payment pursuant to this Agreement.
3. Change In Control Payment. If Employee resigns from employment with the Company on or before the 180th day following a Change in Control (with the day immediately following the occurrence of the Change in Control being day “1”), the Company shall pay to Employee an amount equal to 12 months of Employee’s base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Change In Control Payment”), subject to receiving a release reasonably satisfactory to the Company relating to employment matters.
     As an additional component of the Change In Control Payment, the Company shall pay the premiums for COBRA continuation benefits under the applicable Company benefit plans, beginning the effective date of Employee’s separation from employment, until the earlier of (a) 12 months following the separation from employment or (b) the Employee obtains medical coverage under a new employer’s benefit plan. Employee shall not be entitled to more than one Change In Control Payment pursuant to this Agreement.
4. Resignation For Good Reason Payment. If Employee resigns employment for Good Reason, the Company shall pay to Employee an amount equal to 12 months of Employee’s base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Resignation For Good Reason Payment”), subject to receiving a release reasonably satisfactory to the Company relating to employment matters.
     As an additional component of the Resignation For Good Reason Payment, the Company shall pay the premiums for COBRA continuation benefits under the applicable Company benefit plans, beginning the effective date of Employee’s separation from employment, until the earlier of (a) 12 months following the separation from employment or (b) the Employee obtains medical coverage under a new employer’s benefit plan. Employee shall not be entitled to more than one Resignation For Good Reason Payment pursuant to this Agreement.
5. Mode of Payment; Acceptance; No Overlapping Payments. The payments provided for in Sections 2, 3 and 4 shall, in the Company’s discretion, be paid either in twelve equal monthly cash payments beginning within 30 days of the occurrence of the applicable event, or in a lump sum cash payment paid within 30 days of the occurrence of the applicable event. Regardless of the manner in which the applicable payment is made, the Employee shall be responsible for all applicable withholdings for taxes and other withholdings required by applicable law and any amounts owed by Employee to Company, and Employee shall pay the same to the Company promptly upon demand if not otherwise withheld. The Company’s obligation to make the payments provided for in Sections 2, 3 and 4 is absolute, and such payments shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment. Acceptance by Employee of the Termination Without Cause Payment (Section 2), Change In Control Payment (Section 3), or Resignation For Good Reason Payment (Section 4), as applicable, shall constitute a release by Employee of the Company and its affiliates, shareholders, officers, employees, directors and other agents from all claims arising out of, relating to, or in connection with, Employee’s employment with, or separation from employment with, the Company and its Affiliates.
     Employee shall be entitled to receive pursuant to this Agreement only one of either (a) one Termination Without Cause Payment (Section 2), (b) one Change In Control Payment (Section 3), or (c) one Resignation For Good Reason Payment (Section 4), i.e., not more than one of any of such payments is payable pursuant to this Agreement.
6. Deemed Resignation from Board. Employee agrees that if Employee separates from employment with the Company and Employee is a member of the Company’s Board of Directors at the time of the employment separation, then Employee shall be deemed to have tendered Employee’s resignation from the Board. The resignation shall be deemed to have been tendered, regardless of whether the separation from employment is because of resignation, termination with or without cause, or otherwise. The resignation shall be effective upon acceptance of the same by the Board unless the Employee shall have specified an earlier effective date of the resignation. If the Board determines not to accept the resignation, then the Employee shall (with Employee’s concurrence) continue as a member of the Board until the next annual meeting of shareholders and until the Employee’s (director) successor is duly elected and qualified, unless earlier removed in accordance with the Company’s Restated Bylaws.
7. Conflict of Interest. Employee agrees that during the term of his employment, Employee shall not:
     A. Engage, either directly or indirectly, in any activity which may involve a conflict of interest with the Company or its Affiliates (a “Conflict of Interest”), including ownership in any supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than as a shareholder of less than one percent (1%) of a publicly-traded or private class of equity ownership); and
     B. Employee shall not accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which the Company does business, and Employee shall promptly inform the Board as to each offer received by Employee to engage in any such activity.
Employee agrees to disclose to the Company any other facts of which Employee becomes aware that might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
8. Non-competition. Beginning the date that Employee separates from employment with the Company and through the one year anniversary of such separation from employment date, Employee agrees and covenants that Employee will not:
     A. Directly or indirectly, compete with the Company’s Email Encryption business or e-Prescribing business or any other material line of business being conducted by the Company (“Other Material Business”), in each case, as the Email Encryption line of business, e-Prescribing line of business, or Other Material Business line of business is comprised as of the date of the Employee’s separation from employment. For purposes of this Agreement, “Competition” shall include, without limitation, engaging, directly or indirectly, in any business, whether as proprietor, partner, joint venturer, employee, agent, officer, director, consultant, advisor, or holder of more than one percent (1%) of any publicly traded or private class of equity ownership of a business enterprise, that is competitive with the Company’s Email Encryption business or e-Prescribing business or Other Material Business;
     B. Directly or indirectly, solicit to do, or do, competing business with (i) any person that is a customer of the Company’s Email Encryption business or e-Prescribing business or Other Material Business as of the date of the Employee’s separation from employment, or (ii) any person that has been a customer of the Company’s Email Encryption business or e-Prescribing business or Other Material Business within the six months preceding such date; or

     C. Directly or indirectly, solicit to hire, or hire, any person that is an employee of the Company (including its affiliated companies) as of the date of the Employee’s separation from employment, or was an employee within the 3 month period preceding such date, except by way of bona-fide general advertising.
     Although the Company and Employee have, in good faith, used their best efforts to make the covenants of this Section 8 reasonable in all pertinent respects, and it is not anticipated, nor is it intended, by either party to this Agreement that any arbitrator or court will find it necessary to reform any of such covenants to make it reasonable in all pertinent respects, the Company and Employee understand and agree that if an arbitrator or court determines it necessary to reform any of such covenants to make it reasonable in all pertinent respects, damages, if any, for a breach of the non-competition covenant, as so reformed, shall be deemed to accrue to the Company as and from the date of such a breach only and so far as the damages for such breach related to an action that accrued within the scope of the covenant as so reformed.
9. Miscellaneous.
     A. Pending Litigation; Indemnification. With respect to any lawsuits currently pending or hereafter asserted against the Company that pertain to (i) matters reasonably within the purview of Employee’s job responsibilities while employed with the Company or (ii) matters for which the Employee has particular knowledge, Employee agrees to cooperate reasonably in the defense of the litigation thereof, including signing affidavits and making himself available for interviews, deposition preparation, deposition, and trial. If Employee is requested to assist with litigation activities following Employee’s separation from employment other than those litigation activities in which Employee would be required to participate as a named party, the Company agrees to pay all reasonable documented out-of-pocket costs and lost income up to a maximum of $2,500 per day incurred in connection with such activities. Without the Company’s prior consent, Employee agrees not to comment publicly on any such litigation or any of the issues in the litigation. Without the Company’s prior consent, Employee also agrees not to discuss any such litigation, or cooperate, with the plaintiffs, their attorneys, or their representatives. The Company acknowledges that the Employee has certain rights to indemnification as an officer and/or director of the Company as set forth in the Company’s Restated Bylaws.
     B. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.
     C. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.

     D. Remedies. Employee hereby agrees that a violation of the provisions of Section 7 and Section 8 would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.
     E. Notice. Any consent, notice, demand, or other communication regarding any payment required or permitted hereby must be in writing to be effective and shall be deemed to have been received on the date delivered, if personally delivered, or the date received, if delivered otherwise, addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:
The Company:
Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960, Attn: General Counsel
If to Employee, to the address on file in the Company’s records.
     F. Entirety and Amendments. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including that certain Employment Agreement, dated as of January 20, 2004, between the parties.
     G. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors-in-interest to the Company, but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned by Employee.
     H. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.
     I. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy under this Agreement shall preclude any other or further exercise thereof.
     J. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.
     K. Descriptive Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement, nor affect the meaning hereof.
     L. Arbitration. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question (“Claims”), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that (a) are asserted by the Employee, and (b) arise out of this Agreement, or the Employee’s employment (or its termination), or are any other type of claim that Employee may assert or have, and (c) are against the Company or any and its affiliated companies, or any benefit plans of the Company or any of its affiliated companies, or any fiduciaries, administrators, and affiliates of any of such benefit plans, or their respective officers, directors, employees, or agents in their capacity as such. This agreement to arbitrate shall not limit a party’s right to seek equitable relief, including, but not limited to, injunctive relief and specific performance in a court of competent jurisdiction. Claims covered by this agreement to arbitrate include, but are not limited to, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, or other factor), and retaliation, or any other claim that Employee may have or assert. The only Claims otherwise within the definition of Claims that are not covered by this Subsection L are: (1) any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Section L; (2) any Claim by the Employee for workers’ compensation benefits or unemployment compensation benefits; or (3) any Claim by the Employee for benefits under a Company or affiliated company pension or benefit plan that provides its own non-judicial dispute resolution procedure.
     Claims shall be submitted to arbitration and finally settled under the applicable rules of the American Arbitration Association (“AAA”) in effect at the time the written notice of the Claim is received. An arbitrator shall be selected in the manner provided for in the applicable rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the state where the arbitration is being conducted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties. Any and all of the arbitrator’s orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Company shall pay all costs and expenses of its advisors and expert witnesses, and Employee shall pay all costs and expenses of his advisors and expert witnesses. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. Employee understands that by agreeing to submit Claims to arbitration, Employee gives up the right to seek a trial by court or jury and the right to appeal a court or jury decision and forgoes any and all related rights Employee may otherwise have under federal and state laws.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZIX CORPORATION
	By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer

EMPLOYEE
/s/ Richard D. Spurr
Richard D. Spurr

APPROVED:		APPROVED:

/s/ James S. Marston		/s/ Ronald A. Woessner
James S. Marston		Ronald A. Woessner
Chairman, Compensation Committee Zix Corporation Board of Directors		Sr. Vice President & General Counsel